Exhibit 10.7

February 8, 2022

James Zeitunian

[***]

Dear Jim,

On behalf of PowerFleet, Inc., I am pleased to confirm our offer for full-time employment as Chief Technology Officer, reporting to Steve Towe. Your start date will be February 14, 2022.

You will receive a semi-monthly salary of $10,416.67 which is equivalent to $250,000 on an annualized basis. In addition to your base salary, you will also be eligible for an annual bonus of 50%. The bonus will be based on a combination of individual objectives and Company performance.

You will also receive 80,000 stock options that vest 25% each year from the date of grant (date of hire) and 40,000 shares of restricted stock that vest 25% each year from the date of the grant (date of hire), provided that you are an employee of the Company on such anniversary date. You will also receive 160,000 stock options that will vest in full if the volume weighted average price of the Common Stock during a consecutive 60 trading day period (the “60 Day VWAP”) reaches $12.00 per share.

During your employment with the Company, you will be entitled to all the Company’s current customary employee benefits, subject to plan eligibility requirements. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in the Company’s health plan and dental plan.

2.	Vision Insurance: Commencing on the first day of your employment, you will be eligible to enroll in the Company’s Vision Care Plan.

3.	Section 125 Flexible Spending: Commencing on the first of the month following your start date, you will be eligible to enroll in the Company’s Flexible Spending Plan.

4.	Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company does not currently match contributions to the plan but will implement a match of 3% in 2022.

5.	Vacation/Paid time-off: Over the course of a full year, you may accrue 10 vacation days, 3 floating holidays, 3 personal days, and 5 sick days.

6.	Voluntary short-term disability, long-term disability, and voluntary life insurance.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment. By signing this letter below, you agree that during your employment and at all times thereafter, you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ or affiliates’ trade secrets, confidential and proprietary information, including without limitation, product information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s CEO. You also will be required to execute the annexed employee non-disclosure, assignment of inventions, and non-solicitation agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, non-solicitation, non-competition or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Congratulations, Jim! We are excited to have you as part of our team and believe that based on your skills as you have outlined them to us, you will be a positive addition to our team. Please sign and date one copy of this letter and return it to me along with a signed and dated copy of your Employee General Covenants Agreement.

Sincerely,

/s/ Lindsay Estelle

Lindsay Estelle

Director, Human Resources

/s/ James Zeitunian	February 5, 2022
James Zeitunian	Date